Exhibit 10.1

NEUROBO PHARMACEUTICALS, INC.

AMENDED AND RESTATED

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Effective Date: June 27, 2023

Each member of the Board of Directors (the “Board”) of NEUROBO PHARMACEUTICALS, INC., a Delaware corporation (the “Company”) who is not also serving as an employee of the Company or any of its subsidiaries (each such member, an “Non-Employee Director”) will receive the compensation described in this Amended and Restated Non-Employee Director Compensation Policy (this “Policy”).  A Non-Employee Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be.  This Policy will be effective as of June 27, 2023 (the “Effective Date”). This Policy may be amended at any time in the sole discretion of the Board, or by the Compensation Committee of the Board (the “Compensation Committee”) at the recommendation of the Board.  Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given to such terms in the Company’s 2022 Equity Incentive Plan or if such plan is no longer in use, the meaning given to such terms or any similar terms in the primary successor to such plan (in either case, the “Plan”).

I.ANNUAL CASH COMPENSATION.  Commencing on the Effective Date, each Non-Employee Director will receive the cash compensation set forth below for service on the Board.  The annual cash compensation amounts will be payable in equal quarterly installments, in arrears no later than 30 days following the end of each quarter in which the service occurred (each, a “Quarterly Date”).  Each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year of the Company, with the pro-rated amount paid for the first fiscal quarter of the Company in which the Non-Employee Director provides the service, and regular full quarterly payments to be paid thereafter.  All annual cash fees are vested upon payment.  The schedule of annual retainers (the “Annual Retainers”) for the Non-Employee Directors is as follows:

Position	Amount
Base Board Retainer	$40,000
Chair of the Board (in addition to above Base Retainer)	$35,000
Chair of Audit Committee	$18,000
Chair of Compensation Committee	$12,000
Chair of Nominating and Corporate Governance Committee	$10,000
Member of Audit Committee (non-Chair)	$9,000
Member of Compensation Committee (non-Chair)	$6,000
Member of Nominating and Corporate Governance Committee (non-Chair)	$5,000

For the avoidance of doubt, the Annual Retainers in the table above are additive and a Non-Employee Director shall be eligible to earn an Annual Retainer for each position in which he or she serves.  In addition, the Annual Retainers will be prorated for the first calendar quarter in which the Effective Date occurs, which proration will be based on the number of days of the calendar quarter remaining in such quarter after the Effective Date.  The Board may adopt a program that allows Non-Employee Directors to defer Annual Retainers.

II.EQUITY COMPENSATION.  The equity compensation set forth below will be granted under the Plan and the applicable RSU Award Agreement.

1.AUTOMATIC EFFECTIVE DATE LEGACY DIRECTOR GRANT.  On the thirtieth (30th) day following the Effective Date, each person who is then serving as a Non-Employee Director who has continuously served as a Non-Employee Director during 2022 will be automatically, and without further action by the Board or the Compensation Committee, granted an RSU Award for 87,500 (the “Legacy Director RSU”) shares of the Company’s common stock (the “Common Stock”).  50% of each Legacy Director RSU will be vested as of the date of grant and the remainder will vest in two equal installments on each subsequent anniversary of the date of grant, subject to the Non-Employee Director’s Continuous Service on each vesting date.

2.AUTOMATIC INITIAL GRANT. For each Non-Employee Director who is first elected or appointed to the Board in 2023 prior to the Effective Date or on or following the Effective Date, at the close of business on the thirtieth (30th) day following the date of such Non-Employee Director’s initial election or appointment to the Board or on the thirtieth (30th) day following the Effective Date with respect to any Non-Employee Director that was first elected or appointed to the Board in 2023 prior to the Effective Date, each such Non-Employee Director will be automatically, and without further action by the Board or the Compensation Committee, granted an RSU Award for 25,000 shares of the Common Stock (each, an “Initial Grant”).  50% of each Initial Grant will be vested as of the date of grant and the remainder will vest in two equal installments on each subsequent anniversary of the date of grant, subject to the Non-Employee Director’s Continuous Service on each vesting date.

3.AUTOMATIC ANNUAL GRANT AND PRORATED ANNUAL GRANT.

(a)On the thirtieth (30th) day following the first annual meeting of the Company’s stockholders following the Effective Date and on the date of each subsequent annual meeting of the Company’s stockholders (each, an “Annual Meeting”), each person who is then a Non-Employee Director will be automatically, and without further action by the Board or the Compensation Committee, granted an RSU Award for 12,500 shares of the Common Stock (each, an “Annual Grant”).

(b)In addition, for each Non-Employee Director who is first elected or appointed to the Board after the first annual meeting of the Company’s stockholders following the Effective Date on a date other than the date of an annual meeting of the Company’s stockholders, at the close of business on the thirtieth (30th) day following such Non-Employee Director’s initial election or appointment to the Board, such Non-Employee Director will be automatically, and without further action by the Board or the Compensation Committee, granted an RSU Award for 12,500 shares of the Common Stock, multiplied by a fraction, the numerator of which equals 365 minus the total number of days, as of the grant date of such RSU Award, that have occurred since the last Annual Meeting and the denominator of which equals 365, rounded down to the nearest whole unit (each, a “Prorated Annual Grant”).

(c)Each Annual Grant and Prorated Annual Grant will vest in full on the earlier of (i) the one-year anniversary of the grant date of the Annual Grant or Prorated Annual Grant, as applicable, and (ii) the date immediately prior to the date of the Annual Meeting next following the grant date of such Annual Grant or Prorated Annual Grant, as applicable, subject to the Non-Employee Director’s Continuous Service on the vesting date.

4.ELECTIONS TO RECEIVE AN RSU AWARD IN LIEU OF ANNUAL CASH RETAINERS.

(a)Retainer Grant. For the fiscal year of the Company in which the Effective Date occurs and each fiscal year of the Company thereafter, each Non-Employee Director may elect (such election, a “Retainer Grant Election”) to forego receiving payment of all (but not less than all) of the compensation he or she is otherwise eligible to receive in cash under Article I of this Policy for the period during the fiscal year of the Company to which the Retainer Grant Election applies commencing on the Retainer Grant Measurement Date and ending on the last day of the fiscal year of the Company to which the Retainer Grant Election applies (each such period, a “Retainer Grant Measurement Period”) and receive an RSU Award instead (each, a “Retainer Grant”) but only if the Retainer Grant Election is timely made in accordance with the requirements of this Section 4. If a Non-Employee Director timely makes a Retainer Grant Election pursuant to Section 4(b) below, on the Retainer Grant Measurement Date (as defined below), such Non-Employee Director will be automatically, and without any further action by the Board or the Compensation Committee, granted a Retainer Grant covering a number of restricted stock units equal to (i) the aggregate amount of cash compensation under Article I of this Policy that such Non-Employee Director is eligible to receive for the applicable Retainer Grant Measurement Period divided by (ii) the average Fair Market Value of a share of Common Stock for the 30 consecutive market trading days ending on and including the last trading day prior to the grant date of such Retainer Grant, rounded down to the nearest whole unit.  For purposes of this Policy, “Retainer Grant Measurement Date” means the first day of the fiscal year of the Company to which the Retainer Grant Election applies, provided that if the Retainer Grant Election is made in the same fiscal year of the Company to which it applies, then the Retainer Grant Measurement Date means the first day of the fiscal quarter of the Company next following the fiscal quarter of the Company in which the Retainer Grant Election is made.   Each Retainer Grant will vest as to the Retainer Grant Vesting Percentage on each Quarterly Date following the grant date of the Retainer Grant, subject to such Non-Employee Director’s Continuous Service through each vesting date. The “Retainer Grant Vesting Percentage” equals (y) 100% multiplied by (z) a fraction, the numerator of which equals one and the denominator of which equals the number of Quarterly Dates occurring during the period commencing on the grant date of the applicable Retainer Grant and ending on the last day of the fiscal year of the Company in which such Retainer Grant was granted.

(b)Election Mechanics. For any Retainer Grant Election to be effective, it must be submitted to the Chairperson of the Compensation Committee with a copy to the Company’s counsel (or such other individual(s) as the Company designates) (i) on or prior to the last day of the calendar year immediately preceding the first calendar year in which the

Retention Grant Election will be effective, or (ii) within 30 days after the Non-Employee Director first becomes eligible to participate in this Policy. A Non-Employee Director may only make a Retainer Grant Election during a period in which the Company is not in a quarterly or special blackout period and the Non-Employee Director is not aware of any material non-public information. In addition, a Non-Employee Director may not make a Retainer Grant Election that applies to the fiscal year in which he or she first becomes eligible to participate in this Policy after the third Quarterly Date in such fiscal year.  Any Retainer Grant Election will be irrevocable, and will be subject to such rules, conditions and procedures as shall be determined by the Board or the Compensation Committee, in its sole discretion, which rules, conditions and procedures shall at all times comply with the requirements of Code Section 409A. Retainer Grant Elections shall be made pursuant to a form of election in substantially the form attached hereto as EXHIBIT A or such other form as approved by the Board or the Compensation Committee.  A Non-Employee Director who fails to make a timely Retainer Grant Election will not receive a Retainer Grant and instead will receive the cash compensation under Article I of this Policy.

III.NON-EMPLOYEE DIRECTOR COMPENSATION LIMIT.  Notwithstanding anything herein to the contrary, the cash compensation and equity compensation that each Non-Employee Director is entitled to receive under this Policy shall be subject to the limits set forth in Section 3(d) of the Plan.

IV.CHANGE IN CONTROL; DEATH; DISABILITY.  Each RSU Award held by a Non-Employee Director that is granted under this Policy will vest in full upon such Non-Employee Director’s death or Disability, or immediately prior to the consummation of a Change in Control, in each case, to extent such RSU Award is outstanding as of immediately prior to the occurrence of such event.

V.DEFERRAL OF RSU AWARDS.  Each Non-Employee Director may elect to defer the delivery of shares in settlement of any RSU Award granted pursuant to this Policy that would otherwise be delivered to such Non-Employee Director on or following the date such RSU Award vests pursuant to the terms of this Policy (the “Deferral Election”). For any such Deferral Election to be effective, it must be submitted to the Chairperson of the Compensation Committee with a copy to the Company’s counsel (or such other individual(s) as the Company designates) (1) for 2023, within 30 days following the Effective Date, (2) on or prior to the last day of the calendar year immediately prior to the calendar year in which the RSU Award to which the Deferral Election relates is granted or  (3) within 30 days of such Non-Employee Director’s initial election or appointment to the Board.  Any Deferral Election will be irrevocable, and will be subject to such rules, conditions and procedures as shall be determined by the Board or the Compensation Committee, in its sole discretion, which rules, conditions and procedures shall at all times comply with the requirements of Section 409A, unless otherwise specifically determined by the Board or the Compensation Committee. Deferral Elections shall be made pursuant to a form of deferral election in substantially the form attached hereto as EXHIBIT A or such other form as approved by the Board or the Compensation Committee.

VI.EXPENSES. The Company will reimburse Non-Employee Directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Non-Employee Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

Approved by the Board of Directors: June 27, 2023

EXHIBIT A

NEUROBO PHARMACEUTICALS, INC.

AMENDED AND RESTATED

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Restricted Stock Unit Deferral and Retainer Grant Election Form

For Non-Employee Directors

Please complete and return this Restricted Stock Unit Deferral and Retainer Grant Election Form (the “Election Form”), as described below, [for existing non-employee directors making elections for 2023: within 30 days after the Effective Date of the Policy][for existing non-employee directors making elections for 2024 or any year thereafter: on or before December 31 of each year] [for new non-employee directors: within 30 days following the date you join the Board] (the “Submission Deadline”), to the Chairperson of the Compensation Committee with a copy to the Company’s counsel, NeuroBo Pharmaceuticals, Inc., 200 Berkeley Street, 19th Floor, Boston, Massachusetts 02116.

Neither the provision of this Election Form nor your completion of this Election Form represents a commitment by the Company to grant an Award to you. The grant of an Award remains subject to the terms of the Company’s Non-Employee Director Compensation Policy as may be hereinafter amended (the “Policy”). Terms not otherwise defined herein shall have the meaning set forth in the Policy or the Plan, as applicable.

I understand that my Election Form will become irrevocable effective as of the Submission Deadline.

1.PERSONAL INFORMATION:

(Please print)

Participant Name: (the “Participant”)

2.RETAINER GRANT ELECTION:  By signing below, I elect to forego receiving payment of all (but not less than all) of the compensation I am otherwise eligible to receive in cash under Article I of the Policy for the period during the fiscal year of the Company ended [                     ] commencing on [                     ]1 and ending on [                     ],2 and to receive a Retainer Grant in lieu thereof. If I do not timely submit a properly completed Election Form, I will not receive the applicable Retainer Grant and will instead receive the applicable cash compensation under Article I of the Policy.

[1]	Applicate Retainer Grant Measurement Date
[2]	Last day of the fiscal year of the Company to which the Retainer Gant Election applies

Exhibit A-1

3.RSU AWARD AND DEFERRAL ELECTION:

(a)By signing below, I elect to defer in accordance with this Section 3 100% of my [                     ]3 that may be granted to me, if any, under the Plan and pursuant to the Policy in the calendar year following the calendar year in which I tender this election (or if I first became eligible to participate in the Policy in the calendar year in which I tender this election, in the calendar year in which I tender this election). If I do not timely submit a properly completed Election Form, then my [                     ]4 will vest and settle in accordance with the terms of the Policy, the Plan, and the applicable RSU Award Agreement.

(b)All Awards that are deferred pursuant to this Section 3 are referred to as “Deferred Awards” in this Election Form.

(c)By signing below, I elect to have my Deferred Awards settled as follows:

(i)Subject to the following paragraph, my Deferred Awards will be settled in a single lump sum installment in whole shares on the earlier of (y) immediately prior to a Change in Control, provided that, for the avoidance of doubt, a transaction will not be deemed a Change in Control unless the transaction qualifies as a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5); or (z) within 60 days following my Separation Date or my death, whichever is earlier.

For the purposes of the foregoing, “Separation Date” means the date of my retirement or other separation from service with the Company and all of its Affiliates (as determined in accordance with Section 409A(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h)).

(ii)If a distribution hereunder is triggered because of my Separation Date and I am a “specified employee” within the meaning of Section 409A at the time of my Separation Date, then the distribution that I would otherwise be entitled to receive upon the Separation Date will not be settled until the date that is 6 months and 1 day following the Separation Date, unless I die following my Separation Date, in which case, my distribution will commence as soon as practicable following my death.

4.PARTICIPANT ACKNOWLEDGEMENTS AND SIGNATURES:

(a)I agree to all of the terms and conditions of this Election Form.

(b)I acknowledge that I have received and read a copy of the Plan’s prospectus and that I am familiar with the terms and provisions of the Plan.

(c)I agree to the right of the Board or the Compensation Committee to amend or terminate my election under Section 3 at any time and for any reason, with or without notice;

[3]	Awards with respect to which the Non-Employee Director is making a deferral election to be included.
[4]	Awards with respect to which the Non-Employee Director is making a deferral election to be included.

Exhibit A-2

provided that such termination or amendment is performed in compliance with Section 409A (as determined by Company legal counsel in its sole and absolute discretion).

(d)I understand that the obligation of the Company to settle any Deferred Awards is unfunded and that no assets of any kind have been segregated in a trust or otherwise set aside to satisfy any obligation under this Election Form.  I also understand that any election to defer the settlement of any Awards pursuant to this Election Form will make me only a general, unsecured creditor of the Company.

(e)I understand that any amounts deferred will be taxable as ordinary income in the year settled.  Notwithstanding, I agree and understand that the Company does not guarantee in any way whatsoever the tax treatment of any deferrals or payments made under the Policy or this Election Form.  I understand that I will be responsible for all taxes and any other costs owed with respect to any deferrals or payments made with respect to my Awards.

(f)I understand that the Company will be under no obligation to settle any Deferred Awards until any applicable tax withholding obligations are satisfied and that if I fail to satisfy any such tax withholding obligations I will forfeit my right to receive the shares subject to my Deferred Award.  I understand that the Company has the right (but not the obligation) to withhold taxes from my Deferred Awards (including pursuant to net share withholding) in any amount and through such procedure as the Company deems necessary or desirable to satisfy any income or other tax obligations incurred with respect to my Awards.

(g)I understand that, upon receipt of any Deferred Awards, in addition to federal taxes, I may owe taxes to the state where I resided at the time of vesting in the Deferred Awards and/or to the state where I reside when the Deferred Awards are settled, if different.

(h)I understand, acknowledge and agree that the Board or the Compensation Committee has the discretion to make all determinations and decisions regarding any elections set forth on this Election Form.

(i)I understand that this Election Form and the elections made hereunder are intended to comply with the requirements of Section 409A so that none of [the Deferred Awards or the Retainer Grant] issuable will be subject to the tax acceleration and additional penalty taxes imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  If applicable, I understand that I am solely responsible for any accelerated income taxes and additional taxes and tax penalties imposed by Section 409A.

(j)I also understand that this Election Form and the elections made hereunder will in all respects be subject to the terms and conditions of the Policy, the applicable Award Agreement and the Plan, as applicable.  Should any inconsistency exist between this Election Form, the Policy, the Plan, the Award Agreement under which an Award was granted, and/or any applicable law, then the provisions of either the applicable law (including, but not limited to, Section 409A) or the Plan will control, with the Plan subordinated to the applicable law and the Award Agreement and the Policy subordinated to this Election Form.

Exhibit A-3

By signing this Election Form, I authorize the implementation of the above elections.  I understand that my [deferral election and retainer grant election] are irrevocable effective as of the Submission Deadline and may not be changed in the future, except in accordance with the requirements of Section 409A and the procedures specified by the Board or the Compensation Committee.

Signed:
Participant Name:	Date:

Agreed to and accepted:

NEUROBO PHARMACEUTICALS, INC.

By:	Date:
Name:
Title:

IMPORTANT DEADLINE: Please remember that if you wish to make any election set forth on this Election Form, then the properly completed Election Form must be signed by you and returned ON OR BEFORE THE SUBMISSION DEADLINE to the Chairperson of the Compensation Committee with a copy to the Company’s counsel (or such other individual as the Company designates).

Exhibit A-4